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                                                                                                                          EXHIBIT 12


                                                     IRON MOUNTAIN INCORPORATED

                                 STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (Dollars in thousands)

                                                                                                                Nine Months Ended
                                                                      Year Ended December 31,                      September 30,
                                                 -------------------------------------------------------------  -----------------
                                                  1996           1997         1998        1999        2000             2001
                                                  ----           ----         ----        ----        ----             ----

Earnings:
  Income (loss) from continuing operations
  before provision (benefit) for Income taxes
  & Minority Interest                            $   1,792    $  (4,601)   $   3,391    $   9,841   $ (18,032)       $  (7,786)
  Add: Fixed charges                                21,939       37,489       61,169       73,957     154,975          133,292
                                                 ---------    ---------    ---------    ---------   ---------        ---------
                                                 $  23,731    $  32,888    $  64,560    $  83,798   $ 136,943        $ 125,506
                                                 =========    =========    =========    =========   =========        =========

Fixed Charges:
  Interest Expense                                $  14,901    $  27,712    $  45,673    $  54,425   $ 117,975        $ 101,451
  Interest Portion of rent expense                    7,038        9,777       15,496       19,532      37,000           31,841
                                                  ---------    ---------    ---------    ---------   ---------        ---------
Ratio of earnings to fixed charges                $  21,939    $  37,489    $  61,169    $  73,957   $ 154,975        $ 133,292
                                                  =========    =========    =========    =========   =========        =========
                                                      1.1 x        0.9 x        1.1 x        1.1 x       0.9 x            0.9 x
                                                                    (1)                                   (1)              (1)





(1)   We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the years ended December 31, 1997 and December 31, 2000, and for the nine months ended September 30, 2001, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601,  $18,032, and
      $7,786 to cover its fixed charges of $37,489, $154,975 and $133,292, respectively.

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